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JobAire Group IPO Presentation



Issuer Free Writing Prospectus Dated July 25, 2024
Filed Pursuant to Rule 433 of the Securities Act of 1933, as Amended

File No. 333-280981

Safe Harbor

This presentation contains forward-looking statements. Statements that are not historical facts are forward-looking statements and such forward-looking statements are statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include:

- statements about JAG's and its divisions' future performance;
- projections of JAG's and its divisions' results of operations or financial condition; and
- statements regarding JAG's plans, objectives or goals, including those relating to its strategies, initiatives, competition, acquisitions, dispositions and/or its products and offerings.

Words such as "believe," "anticipate," "plan," "expect," "intend," "target," "estimate," "project," "predict," "forecast," "guideline," "aim," "will," "should," "likely," "continue" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Readers are cautioned not to place undue reliance on these forward-looking statements and all such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

Forward-looking statements are based on JAG's current expectations, estimates and assumptions and because forward-looking statements address future results, events and conditions, they, by their very nature, involve inherent risks and uncertainties, many of which are unforeseeable and beyond the JAG's control. Such known and unknown risks, uncertainties and other factors may cause JAG's actual results, performance or other achievements to differ materially from the anticipated results, performance or achievements expressed, projected or implied by these forward-looking statements.

These factors include those discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations in JAG's periodic filings made with the Securities and Exchange Commission.

JAG cautions that such factors are not exhaustive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

Forward-looking statements speak only as of the date they are made and are statements of JAG's current expectations concerning future results, events and conditions and JAG is under no obligation to update any of the forward-looking statements, whether as a result of new information, future events or otherwise.

JobAire Group ("JAG") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or any underwritier participating in the offering will arrange to send you the propsectus if you request if contacting Spartan Capital Securities LLC, telephone: (212) 786-6955, or email: hwarnick@spartancapital.com

Transaction Summary

Issuer	JobAire Group
Anticipated Symbol	NYSE American: JAG
Offering Type	Initial Public Offering (Spin-off)
Securities Issued	Common Stock
Offering Size	$8.0 million
Over-Allotment Option	15%
Price Range	$4.50 - $5.50
Bookrunner	Spartan Capital Securities
Expected Pricing Date	Week of August XX, 2024
Use of Proceeds	Growth capital

At A Glance

JobAire Group (JAG) is a competitively differentiated aviation company with a track record of success providing scarce, highly-skilled resources for aviation maintenance, repair and operations (MRO) clients.

16

Years
in business

Our mission is to become the pre-eminent global resource provider to the aviation MRO industry.

2023 FINANCIAL METRICS

Revenue	$29.1M
GAAP OI	$1.5M
GAAP NI	$3.4M
GAAP EPS	$0.32

//JAG
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Meet Our Team

Nick Ammons	Courtney Jordan	Kent Hush	David Riggs
			
President	Chief Operating Officer	Chief Financial Officer	Compliance Officer
As JAG's President, Nick Ammons brings deep experience managing complex organizations to JAG. Throughout out his 20-year career, he has developed seasoned insights and relationships within the U.S. Government, military and aviation industries. Ammons is also a veteran having served in the US Army.	As JAG's COO, Courtney Jordan brings a deep understanding of the public policy, legislative, and regulatory issues that affect our clients and partners developed during her 16 years of experienced at a U.S. Government agency, which have positioned her to oversee the strategic direction and operational excellence at JAG.	As JAG's CFO, Kent Hush brings 30 years experience as a Banking Regulator, FBI Special Agent and finance and accounting executive. Hush also currently serves as the CFO for Wybridge Technologies.	As JAG's Compliance Officer, David Riggs is experienced in public company management in a variety of regulatory environments. Has served in senior management roles in North America, Europe, Africa and Asia. Riggs also serves as CEO of Wybridge.

Why IPO Now?

MRO industry is in early stages of secular growth phase driving strong demand from customers and strong valuations

Spin-off/IPO creates pure-play with a significant runway to capture secular growth opportunity due to labor shortages in the aviation MRO industry

Creates currency to execute long-term growth strategy and enables optionality (several potential acquisitions in the pipeline) while minimizing dilution

Un-matched brand reputation built on **competitive differentiation** makes JAG highly sought after by industry leaders

Scalable operations drive **VERY** high operating leverage

//JAG Support Services

Attractive Multi-Year Runway



39% Commercial aviation fleet growth over the next 10 years
Commercial aircraft in service
31K
43K
18% Business aviation fleet growth over the next 10 years
Business jets in service
22K
26K
New commercial aircraft maintenance technicians needed: 328K
361K
168K
Growth
160K
Replacement
33K
Remain active
Active
193K
2023
2032
New business aircraft maintenance technicians needed: 74K
91K
30K
Growth
44K
Replacement
17K
Remain active
Active
61K
2023
2032

Source: 2023 CAE Aviation Talent Forecast

Key Market Drivers:

- Increase in passenger air traffic and planes
- Outsourcing of line maintenance services
- Technological advancements in maintenance equipment such as machine learning, AI, IOT and data analytics

Scarcity of skilled workforce:
labor shortages expected to restrain market growth

138k
10-Year Demand
North America

MRO Market Dynamics Drive Our Growth Opportunity

- Significant, structural labor challenges for at least the next decade
- Onshoring
- Highly regulated industry requires expertise, network and skills for staffing companies to navigate
- ~14 potential customers identified with **>100 sites/individual operations**

Our Competitive Advantages



EXPERIENCE, PROCESS AND RELATIONSHIPS TO FIND HIGHLY SKILLED, AFFORDABLE LABOR OUTSIDE THE U.S.

EXPERIENCE, PROCESS AND RELATIONSHIPS TO QUICKLY MOVE THROUGH THE VISA PROCESS

DISCIPLINED FINANCIAL MANAGEMENT - WE RUN LEAN

DODSKILLBRIDGE

U.S. GLOBAL LEADERSHIP COALITION

PCAOB
PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD

TOP WORK PLACES 2023 CULTURE EXCELLENCE

TOP WORK PLACES 2023 PURPOSE & VALUES

We've Built Trust. Our Employees And Clients Recognize This Differentiator

10
Year Relationships
Top 3 Clients

$0
AR Losses from
Top 3 Clients

3-7%
JAG Field Employee
Turnover

vs.

15-30%*
Industry Employee
Turnover

*Sources: https://jetsmro.com/jets-mro-focuses-on-addressing-mechanic-turnover-rates/; https://commons.erau.edu/db-srs/2021/poster-session-two/18/; https://www.foveatalent.com/recruiting/ap-mechanics-are-quitting-see-the-shocking-stats/

//JAG
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Our Growth Model

~$10k
Avg Upfront Onboarding Cost/FE

→

~100s
Expected FE Additions

1st Half
Hire New FEs

→

2nd Half
Collect Cash From Clients

Rinse & Repeat Annually

Our Model Has Significant Operating Leverage

	2022	2023
Revenue	$19.7M	$29.3M
Field Employee (FE) HC	303	383
Management/Administrative Staff HC	9	12
FE HC Demand From Existing Clients		~1000

Existing demand alone to drive significant potential growth through 2025 and beyond

//JAG
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Optionality Provides Upside


Market Extensions
Industry Consol.
Current Clients
New Clients/ BusDev

Market Extensions

Expand into additional areas within the general aviation and defense contractor sector

Current Clients

Demand for JAG services from other divisions

New Clients/BusDev Initiatives

JAG has repeatedly turned down business in the past due to upfront onboarding costs

Industry Consolidation

Bring our best-in-class processes, relationships and financial discipline to maximize cost and revenue synergies

//JAG Support Services

Optionality - New BusDev Initiatives

Co-opetition

- Signed agreement with industry giant Launch Technical Services, to provide screened potential FEs
  - $0 onboarding costs to JAG; pure margin/profit (but lower revenue vs. internal FE hire)
  - Enables JAG to recycle candidates not hired by our clients

Government

- Partnering with Hire Military to participate in the DoD's Skillbridge program to provide potential career paths to separating service members via 180-day internships
- Cooperative relationship with Chilean Military to recruit retired military mechanics

Training Programs

- Major client agreed to a two-year training program towards certifications

Initiatives expected to drive incremental revenue/margins and other financial and strategic benefits

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Financials


1,000
Q1
Q2
Q3
Q2
Q3
Q4

Uses of Proceeds: Growth Capital

Accelerate Organic Growth

$4M
Estimated FE Costs

$1M
Estimated upfront new FE Onboarding Costs

10X
Estimated Annualized Revenue Multiplier on new FE onboarding costs

M&A

Potential Industry Consolidator
Several Targets Identified

//JAG Support Services

Revenue and Profit Growth Accelerating

	2021A	2022A*	2023A**	1Q24A	
Revenue	$13.1	$19.7	$29.1	$7.9	
Cost of Revenue	$11.7	$17.6	$25.5	$7.0	
Field Employees	*211*	*303*	*383*	*407*	
Operating Exp.	$1.5	$1.9	$2.0	$0.6	
HQ Employees	*9*	*9*	*12*	*13*	
Operating Inc.	$(0.1)	$0.2	$1.5	$0.3	
GAAP Net Inc.	$(0.1)	($0.1)	$3.8	$0.2	
Growth Metrics:					
Revenue		50.3%	47.7%		
COR		50.2%	46.6%		
Field Employees		*59.2%*	*14.0%*		
Operating Expenses		54.1%	0.5%		
GAAP Operating Inc.		nm	514.2%		
GAAP Net Inc.		nm	4190.4%		

*2022
First year under current management team/ownership

**2023
Continued focus on restructuring and positioning JAG for long-term growth

//JAG
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Summary – Why Invest?

Multi-year runway due to significant labor shortage in the aviation MRO industry

Un-matched brand reputation built on **competitive differentiation** makes JAG highly sought after by industry leaders

Scalable operations drive **VERY** high operating leverage

Growth strategy requires significant upfront cash expenditures

Optionality: Client penetration, new clients and industry consolidation

//JAG

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